EXHIBIT 11

                                          FRED'S, INC.

                           COMPUTATION OF NET INCOME (LOSS) PER SHARE

                                           (unaudited)
                            (in thousands, except per share amounts)



                                THIRTEEN WEEKS ENDED     TWENTY-SIX WEEKS ENDED
                                     1995      1994            1995       1994


PRIMARY NET INCOME (LOSS)
PER SHARE

  Net income (loss)                $ (427)    $1,312         $1,828     $4,091

  Weighted average number of
   common shares outstanding
   during the period                9,335      9,307          9,330      9,307

  Additional shares attributable
   to common stock equivalents         -          -              -          -

                                    9,335      9,307          9,330      9,307

  Net income (loss) per share      $ (.05)    $  .14         $  .20     $  .44


FULLY DILUTED NET INCOME (LOSS)
PER SHARE

  Net income (loss)                $ (427)    $1,312         $1,828     $4,091

  Weighted average number of
   common shares outstanding
   during the period                9,335      9,307          9,330      9,307

  Additional shares attributable
   to common stock equivalents         -          -              -          -

                                    9,335      9,307          9,330      9,307

  Net income (loss) per share      $ (.05)    $  .14         $  .20     $  .44